EXECUTION VERSION

CREDIT AGREEMENT

Dated as of November 10, 2005

between

CASH SYSTEMS, INC.

as Borrower,

and

BANK OF AMERICA, N.A.,

as Lender

TABLE OF CONTENTS

Section		Page

1.	LINE OF CREDIT AMOUNT AND TERMS	1
1.1	Line of Credit Amount.	1
1.2	Availability Period.	1
1.3	Repayment Terms.	1
1.4	Interest Rate.	1
1.5	Optional Interest Rates.	2
1.6	Applicable Margin.	2
1.7	Letters of Credit.	3
1.8	Increase Options.	3

2.	OPTIONAL INTEREST RATES	4
2.1	Optional Rates.	4
2.2	LIBOR Rate.	4

3.	FEES AND EXPENSES	5
3.1	Fees.	5
3.2	Expenses.	6
3.3	Reimbursement Costs.	6

4.	COLLATERAL	7
4.1	Personal Property.	7

5.	DISBURSEMENTS, PAYMENTS AND COSTS	7
5.1	Disbursements and Payments.	7
5.2	Telephone and Telefax Authorization.	7
5.3	Direct Debit (Pre-Billing).	8
5.4	Banking Days.	8
5.5	Interest Calculation.	8
5.6	Default Rate.	9

6.	CONDITIONS	9
6.1	Initial Advance.	9
6.2	Subsequent Advances.	10

7.	REPRESENTATIONS AND WARRANTIES	10
7.1	Formation.	10
7.2	Authorization.	10
7.3	Enforceable Agreement.	10
7.4	Good Standing.	10
7.5	No Conflicts.	11
7.6	Financial Information.	11
7.7	Lawsuits.	11
7.8	Collateral.	11
7.9	Governmental Authorization.	11
7.10	Permits, Franchises.	11
7.11	Other Obligations.	11
7.12	Tax Matters.	11
7.13	No Event of Default.	11
7.14	Insurance.	12
7.15	Location of Borrower.	12

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8.	COVENANTS		12
8.1		Use of Proceeds.	12
8.2		Financial Information.	12
8.3		Funded Debt to EBITDA Ratio.	13
8.4		Minimum EBITDA.	13
8.5		Liquidity.	14
8.6		Fixed Charge Coverage Ratio.	14
8.7		Maintenance Capital Expenditures.	14
8.8		Bank as Principal Depository.	14
8.9		Other Debts.	14
8.10		Other Liens.	15
8.11		Maintenance of Assets.	15
8.12		Investments.	15
8.13		Loans.	15
8.14		Change of Management.	16
8.15		Additional Negative Covenants.	16
8.16		Notices to Bank.	17
8.17		Insurance.	17
8.18		Compliance with Laws.	17
8.19		ERISA Plans.	18
8.20		Books and Records.	18
8	.21.	Audits.	18
8.22		Perfection of Liens.	18
8.23		Cooperation.	18

9.	DEFAULT AND REMEDIES		18
9.1		Failure to Pay.	18
9.2		Other Loan Documents or Bank Agreements.	18
9.3		Cross-default.	19
9.4		False Information.	19
9.5		Bankruptcy.	19
9.6		Receivers.	19
9.7		Lien Priority.	19
9.8		Lawsuits.	19
9.9		Judgments.	19
9.10		Material Adverse Change.	19
9.11		Government Action.	19
9.12		Default under Related Documents.	20
9.13		ERISA Plans.	20
9.14		Other Breach Under Agreement.	20

10.	ENFORCING THIS AGREEMENT; MISCELLANEOUS		20
10.1		GAAP.	20
10.2		Nevada Law.	20
10.3		Successors and Assigns.	20
10.4		Arbitration and Waiver of Jury Trial.	20
10.5		Severability; Waivers.	22
10.6		Attorneys’ Fees.	22
10.7		One Agreement.	22
10.8		Indemnification.	22
10.9		Notices.	23
10	.10.	Headings.	23
10.11		Waiver of Immunity.	23
10	.12.	Counterparts.	23
10.13		Affiliate Sharing Notice.	23
10.14		USA PATRIOT Act Notice.	24

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LOAN AGREEMENT

This Agreement dated as of November 10, 2005 , is between Bank of America, N.A. (the "Bank") and Cash Systems, Inc., a Delaware corporation (the "Borrower").

1.	LINE OF CREDIT AMOUNT AND TERMS

1.1	Line of Credit Amount.

(a)
During the Availability Period (defined below), the Bank will provide a line of credit (the "Line") to the Borrower. The amount of the line of credit (the "Commitment") is Five Million Five Hundred Thousand Dollars ($5,500,000), subject to increase pursuant to .

(b)
This is a revolving line of credit. During the Availability Period, the Borrower may repay principal amounts and reborrow them. Each advance from the Line shall be for at least One Million Dollars ($1,000,000), or for the amount of the remaining Commitment, if less.

(c)
The Borrower agrees not to permit the principal balance outstanding to exceed the Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

1.2	Availability Period.

The Line is available between the date of this Agreement and November 9, 2007, or such earlier date as the availability may terminate as provided in this Agreement (the "Expiration Date") (the "Availability Period").

1.3	Repayment Terms.

(a)	The Borrower will pay interest on December 1, 2005, and then on the same day of each month thereafter until payment in full of any principal outstanding under this facility.

(b)
The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Expiration Date.

1.4	Interest Rate.

(a)	The interest rate is a rate per year equal to the Bank's Prime Rate plus the Applicable Margin as defined below.

(b)
The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

(c)
The Borrower may make prepayments in whole or in part at any time on any principal bearing interest based on the Bank's Prime Rate plus the Applicable Margin. All prepayments of principal shall be applied as the Bank shall determine in its sole discretion.

1.5	Optional Interest Rates.

Instead of the interest rate based on the rate stated in the paragraph entitled “Interest Rate” above, the Borrower may elect the LIBOR Rate as the optional interest rate for this facility during interest periods agreed to by the Bank and the Borrower. The optional interest rate shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion."

1.6	Applicable Margin.

The Applicable Margin shall be the following amounts per annum, based upon the Funded Debt to EBITDA (as defined in the “Covenants” section of this Agreement), as set forth in the most recent Compliance Certificate (as defined in the “Covenants” section of this Agreement) (or, if no Compliance Certificate is required, the Borrower’s most recent financial statements) received by the Bank as required in the Covenants section; provided, however, that, until the Bank receives the first Compliance Certificate or financial statement, such amounts shall be those indicated for pricing level I set forth below:

Applicable Margin (in percentage points per annum)

Pricing Level	Funded Debt to EBITDA	LIBOR Margin	Base Rate Margin
I	Less than or equal to 0.75:1.00	1.25%	0.00%
II	Greater than 0.75:1.00, but less than or equal to 1.25:1.00	1.50%	0.25%
III	Greater than 1.25:1.00 but less than or equal to 1.75:1.00	1.75%	0.50%
IV	Greater than 1.75:1.00	2.25%	1.00%

The Applicable Margin shall be in effect from the date the most recent Compliance Certificate or financial statement is received by the Bank until the date the next Compliance Certificate or financial statement is received; provided, however, that if the Borrower fails to timely deliver the next Compliance Certificate or financial statement, the Applicable Margin from the date such Compliance Certificate or financial statement was due until the date such Compliance Certificate or financial statement is received by the Bank shall be the highest pricing level set forth above.

1.7	Letters of Credit.

(a)	During the Availability Period, at the request of the Borrower, the Bank will issue:

(i)
Commercial letters of credit with a maximum maturity of three hundred sixty-five (365) days but not to extend beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

(ii)
Standby letters of credit with a maximum maturity of three hundred sixty-five (365) days but not to extend beyond the Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary; provided, however, that each letter of credit must include a final maturity date which will not be subject to automatic extension.

(b)
The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed Two Million Five Hundred Thousand Dollars ($2,500,000).

(c)
In calculating the principal amount outstanding under the Line, the calculation shall include the amount of any letters of credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed.

(d)	The Borrower agrees:

(i)
Any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(ii)	If there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(iii)
The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv)	To sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

(v)	To pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(vi)	To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

1.8	Increase Options.

(a)
The Borrower may request an increase to the Commitment of an aggregate amount of not more than Seven Million Five Hundred Thousand Dollars ($7,500,000) to fund the cash acquisition price of the IGS Assets (defined below) (the "IGS Acquisition Increase"), provided that:

(i) no event of default or default shall have occurred or be continuing or shall occur as a result of the increase in the Commitment, tested on a pro forma basis as a condition to the increase.

(ii) Borrower provides the Bank evidence that Borrower has entered into a transaction for acquisition of the IGS Assets, and financial information in a form satisfactory to the Bank confirming the amount of acquired cash flow on a trailing twelve-month basis from the acquisition by the Borrower of the assets of the Indian Gaming Services Division from Borrego Springs Bank (the "IGS Cash Flow"), which acquisition is to include the acquisition of a sixty (60) machine ATM network (the "IGS Assets").

(iii) As a condition to disbursement of the IGS Acquisition Increase, the Bank must receive evidence of Borrower's closing of the transaction for acquisition of the IGS Assets.

(b)
The Borrower may request an additional increase to the Commitment of an aggregate amount of not more than Five Million Dollars ($5,000,000), in increments of not less than One Million Dollars ($1,000,000) provided that no event of default or default shall have occurred or be continuing or shall occur as a result of the increase in the Commitment, tested on a pro forma basis as a condition to the increase.

2.	OPTIONAL INTEREST RATES

2.1	Optional Rates.

Each optional interest rate is a rate per year. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs. At the end of any interest period, the interest rate will revert to the rate stated in the paragraph(s) entitled "Interest Rate" above, unless the Borrower has designated another optional interest rate for the Portion.

2.2	LIBOR Rate.

The election of LIBOR Rates shall be subject to the following terms and requirements:

(a)
The interest period during which the LIBOR Rate will be in effect will be one, two, three, or six months. The first day of the interest period must be a day other than a Saturday or a Sunday on which banks are open for business in New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b)	Each LIBOR Rate Portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).

(d)	The "LIBOR Rate" means the interest rate determined by the following formula. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

LIBOR Rate = London Inter-Bank Offered Rate
(1.00 - Reserve Percentage)

Where,

(i)
"London Inter-Bank Offered Rate" means the interest rate at which the Bank of America's London Banking Center, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars.

(ii)
"Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(e)
The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon Pacific time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(f)	The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

(i)	Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

(ii)	the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

(g)
Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The Borrower shall provide the Bank with notice not less than three (3) business days prior to any voluntary prepayment.

(h)
The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

3.	FEES AND EXPENSES

3.1	Fees.

(a)	Upfront Fee. The Borrower agrees to pay a loan fee in the amount of Thirty-Nine Thousand Dollars ($39,000). This fee is due on the date of this Agreement.

(b)
Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period. The fee will be calculated as set forth below, based on the Borrower's Funded Debt to EBITDA, (as defined in the “Covenants” section of this Agreement), as set forth in the most recent Compliance Certificate (or, if no Compliance Certificate is required, the Borrower’s most recent financial statements) received by the Bank as required in the Covenants section, The calculation of credit outstanding shall include the undrawn amount of letters of credit. This fee is due quarterly in arrears on the last day of each calendar quarter during the Availability Period.

Funded Debt to EBITDA	Commitment Fee
Less than or equal to 0.75:1.00	0.20%
Greater than 0.75:1.00, but less than or equal to 1.25:1.00	0.20%
Greater than 1.25:1.00 but less than or equal to 1.75:1.00	0.25%
Greater than 1.75:1.00	0.35%

(b)
Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(c)
Letter of Credit Fee. Fees for letters of credit shall be an annual amount equal to the applicable LIBOR Margin set forth in Section 1.6 hereof multiplied by the amount of the outstanding letter(s) of credit. This fee is due quarterly in arrears on the last day of each calendar quarter during the period any letter of credit is outstanding.

(d)
Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

3.2	Expenses.

The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

3.3	Reimbursement Costs.

(a)
The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel to the extent permitted by applicable law.

(b)
The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower’s books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

4.	COLLATERAL

4.1	Personal Property.

All personal property now owned or owned in the future by the Borrower will secure the Borrower’s obligations to the Bank under this Agreement. The collateral is further defined in a security agreement and an assignment of contracts executed by the Borrower, and includes but is not limited to:

(a) Machinery, equipment, furniture and fixtures;

(b) Inventory;

(c) Receivables;

(d) stock, membership interests and other securities of Borrower representing interests in Borrower's subsidiaries.

(e) Patents, trademarks, software and other general intangibles;

(f) Contract rights, goods, investment property, instruments, chattel paper, documents, letter of credit rights, accounts, deposit accounts and commercial tort claims.

In addition, all personal property collateral owned by the Borrower securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank. All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

5.	DISBURSEMENTS, PAYMENTS AND COSTS

5.1	Disbursements and Payments.

(a)
Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by direct debit to a deposit account as specified below or, for payments not required to be made by direct debit, by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States.

(b)
Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

5.2	Telephone and Telefax Authorization.

(a)
The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b)
Advances will be deposited in and repayments will be withdrawn from Account Number 005011455636 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

5.3	Direct Debit (Pre-Billing).

(a)
The Borrower agrees that the Bank will debit deposit Account Number 005011455652 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date").

(b)
Prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The bill will be mailed ten (10) days prior to the Due Date. The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c)
The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

(i)
If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d)
The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit or create advances under the Line. The Bank will create advances on the dates payments become due. If a due date does not fall on a banking day, the Bank will create the advance on the first banking day following the due date. If the creation of an advance under the Line causes the total amount of credit outstanding to exceed the Commitment, the Borrower will immediately pay the excess to the Bank upon demand.

5.4	Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.5	Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a three hundred sixty (360) day year and the actual number of days elapsed. This results in more interest or a higher fee than if a three hundred sixty-five (365) day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

5.6	Default Rate.

Upon the occurrence of any default or after the Expiration Date or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is three (3.0) percentage points higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

6.	CONDITIONS

6.1	Initial Advance.

Before the Bank is required to extend the initial advance to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

(a) Authorization.

If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

(b) Governing Documents; Licenses and Approvals.

A copy of the Borrower's organizational documents, and copies of all licenses (including gaming licenses), regulatory approvals, and permits necessary to the ongoing business operations of the Borrower.

(c) Security Agreements, Assignment of Contracts.

Signed original security agreements and an assignment of contracts covering the personal property collateral which the Bank requires.

(d) Perfection and Evidence of Priority.

Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others' rights and interests, except those the Bank consents to in writing. All title documents for motor vehicles which are part of the collateral must show the Bank's interest.

(e) Payment of Fees.

Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Reimbursement Costs."

(f) Good Standing.

Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

(g) Legal Opinion.

A written opinion from the Borrower's legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

(h) Insurance.

Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

(i) Officer's Certificate.

A certificate signed by the chief executive officer of the Borrower regarding such matters as the Bank may require, including but not limited to matters relating to the representations, warranties, and covenants contained in this Agreement.

(j) Other Required Documentation.

6.2	Subsequent Advances.

Before the Bank is required to extend each subsequent advance under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, and:

(a) there shall be no default hereunder and no event which, with notice or the passage of time, would constitute an event of default hereunder;

(b) the representations and warranties of the Borrower contained herein shall be true and correct as of the date of such subsequent advance.

Each request for a subsequent advance shall be deemed a representation and warranty by the Borrower that there is no default or event which could mature into a default hereunder and that the representations and warranties contained herein are true and correct as of the date thereof.

7.	REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

7.1	Formation.

If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

7.2	Authorization.

This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3	Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4	Good Standing.

In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5	No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

7.6	Financial Information.

All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor). If the Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.

7.7	Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

7.8	Collateral.

All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

7.9	Governmental Authorization.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority (including, without limitation, any nation, state or other political subdivision thereof, any central bank, and any entity exercising executive, legislative, judicial, regulatory or administrative functions, and any corporation or other entity owned or controlled by any of the foregoing) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other instrument or agreement required hereunder.

7.10	Permits, Franchises.

The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.11	Other Obligations.

The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

7.12	Tax Matters.

The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

7.13	No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.14	Insurance.

The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

7.15	Location of Borrower.

The place of business of the Borrower (or, if the Borrower has more than one place of business, its chief executive office) is located at 7350 Dean Martin Drive, Suite 309, Las Vegas, Nevada, 89139.

8.	COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1	Use of Proceeds.

To use the proceeds of the line of credit on the Closing Date to repay that certain bridge loan made by the Bank to the Borrower in the principal amount of $3,000,000, together with accrued interest, and for proper working capital and general corporate purposes of Borrower and its Subsidiaries not in contravention of any Law or of any Loan Document; and, if the IGS Acquisition Increase is made, to finance up to Seven Million Five Hundred Thousand Dollars ($7,500,000) of the purchase price of the IGS Assets.

8.2	Financial Information.

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a)
Within ninety (90) days of the fiscal year end, the annual financial statements of the Borrower. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank.

(b)
Within forty-five (45) days of the period's end (including the last period in each fiscal year), quarterly financial statements of the Borrower, certified and dated by an authorized financial officer, and reflecting the current quarter results and year-to-date results, and comparisons of prior quarter and prior year-to-date results.

(c)
Copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report for the Borrower within five (5) days after the date of filing with the Securities and Exchange Commission.

(d)
Financial projections covering a time period acceptable to the Bank and specifying the assumptions used in creating the projections. The projections shall be provided to the Bank no less often than 60 days after the end of each fiscal year.

(e)
Within forty-five (45) days of the end of each fiscal year and within forty-five (45) days of the end of each quarter, a certificate of the Borrower substantially in the form attached hereto as Exhbit "A" (each, a "Compliance Certificate"), signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto. The first Compliance Certificate hereunder shall be due on or before the forty-fifth (45th) day following December 31, 2005 (the "Initial Compliance Certificate").

(f)	Such other financial information as the Bank may reasonably require.

8.3	Funded Debt to EBITDA Ratio.

To maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding the ratios indicated for each period specified below, with the first calculation of Funded Debt to EBITDA reflected in the Initial Compliance Certificate, and in each subsequent Compliance Certificate:

Period	Ratio

From Closing through 3/31/06	2.25:1.00

From 6/30/06 through 9/30/06	2.00:1.00

From 12/31/06 and thereafter	1.75:1.00

“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt.

“EBITDA" means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation and amortization. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the trailing twelve-month period ending with that reporting period. For purposes of computation of EBITDA, for the fiscal year ending December 31, 2005, an adjustment acceptable to the Bank in the Bank's reasonable discretion shall be made for non-recurring expenses, and which adjustment shall not exceed Four Million Five Hundred Thousand Dollars ($4,500,000). For purposes of computation of EBITDA , for the first four quarters following the IGS Acquisition Increase, the trailing twelve-month EBITDA will include the IGS Cash Flow for the applicable periods.

"Funded Debt to EBITDA" means, for the reporting period, the ratio of (a) Funded Debt, plus any letters of credit outstanding, plus capital leases outstanding on the last day of each calendar month in the most recent quarter, divided by three (3), to (b) EBITDA.

8.4	Minimum EBITDA.

To maintain EBITDA for the trailing four quarter period ending on the determination date in an amount not less than that indicated for each period specified below, with the first calculation of Minimum EBITDA reflected in the Initial Compliance Certificate, and in each subsequent Compliance Certificate:

Period	Minimum EBITDA

From Closing until the earlier of the
Expiration Date or the IGS
Acquisition Increase	$3,000,000

From and after the IGS
Acquisition Increase	$6,000,000

8.5	Liquidity.

To maintain on a consolidated basis minimum Unrestricted, Unencumbered Liquid Assets of not less than Five Million Dollars ($5,000,000), measured at the end of each reporting period for which the Bank requires financial statements from the Borrower, with the first calculation of Unrestricted, Unencumbered Liquid Assets reflected in the Initial Compliance Certificate, and in each subsequent Compliance Certificate.

“Unrestricted, Unencumbered Liquid Assets” are defined as unrestricted, unencumbered marketable securities, cash and cash equivalents.

8.6	Fixed Charge Coverage Ratio.

To maintain a Fixed Charge Coverage Ratio of 1.25:1.00 or greater, measured at the end of each reporting period for which the Bank requires financial statements from the Borrower, using the results of the trailing twelve-month period ending with that reporting period, with the first calculation reflected in the Initial Compliance Certificate, and in each subsequent Compliance Certificate.

“Fixed Charge Coverage Ratio” means EBITDA minus unfinanced Maintenance Capital Expenditures minus cash taxes minus shareholder distributions divided by the sum of: (a) cash interest expense (including capitalized interest), plus (b) actual principal reductions made on the line of credit, plus (c) the current portion of long term debt on any other long term obligations.

8.7	Maintenance Capital Expenditures.

Not to spend or incur obligations for Maintenance Capital Expenditures of more than five percent (5%) of annual revenues in any single fiscal year.

"Maintenance Capital Expenditures" are defined as any expenditure for the maintenance, repair, restoration, or refurbishment of any fixed assets.

8.8	Bank as Principal Depository.

To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

8.9	Other Debts.

Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a)	Acquiring goods, supplies, or merchandise on normal trade credit.

(b)	Endorsing negotiable instruments received in the usual course of business.

(c)	Obtaining surety bonds in the usual course of business.

(d)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank in the Borrower's most recent financial statement.

(e)	Purchase money indebtedness which does not exceed Five Hundred Thousand Dollars ($500,000.00) annually.

8.10	Other Liens.

Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)	Liens and security interests in favor of the Bank.

(b)	Liens for taxes not yet due.

(c)	Liens outstanding on the date of this Agreement disclosed in writing and acceptable to the Bank.

(d)	Liens resulting from purchase money indebtedness referenced in Section 8.9(e) above.

8.11	Maintenance of Assets.

(a)	Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)	To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e)	To make any repairs, renewals, or replacements to keep the Borrower's assets in good working condition.

8.12	Investments.

Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)	Existing investments disclosed to the Bank in writing.

(b)	Investments in the Borrower’s current subsidiaries.

(c)	Investments in any of the following:

(i)	certificates of deposit;

(ii)	U.S. treasury bills and other obligations of the federal government;

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

8.13	Loans.

Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	Existing extensions of credit disclosed to the Bank in writing.

(b)	Extensions of credit to the Borrower’s current subsidiaries.

(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

(d)	Extensions of credit that do not exceed an aggregate amount of Five Hundred Thousand Dollars ($500,000) outstanding at any one time.

8.14	Change of Management.

Not to make any substantial change in the present executive or management personnel of the Borrower.

8.15	Additional Negative Covenants.

Not to, without the Bank's written consent:

(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)	Acquire or purchase a business or its assets, except that the Borrower may make such an acquisition or purchase if:

(i)
the subject of the proposed acquisition or purchase (the "Target Business") is generally in the same line of business as the Borrower, and the acquisition of the Target Business will not require the Borrower to materially alter its business purpose;

(ii)
the aggregate amount expended for such acquisitions or purchases during the Availability Period does not exceed Four Million Dollars ($4,000,000) (which limit shall increase to Seven Million Five Hundred Thousand Dollars ($7,500,000) if and when the IGS Acquisition Increase is made);

(iii)	the Borrower provides to the Bank:

(A)	at least thirty (30) days' advance written notice of such acquisition;

(B)
copies of the most recent audited quarterly and annual financial statements of the Target Business, audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank;

(C)	copies of the documents evidencing the acquisition of the Target Business, certified by an officer of the Borrower to be true and correct copies of such documents; and

(D)
such other assurances, certificates, documents, consents or opinions as the Bank reasonably may require, including but not limited to documents necessary to pledge such acquired assets to the Bank as additional collateral for the Line.

(c) Engage in any business activities substantially different from the Borrower's present business.

(d)	Liquidate or dissolve the Borrower's business.

(e)	Create any subsidiary without the Bank's consent and without entering into a pledge agreement pledging the Borrower's interest in such subsidiary to the Bank as additional collateral for the Line.

8.16	Notices to Bank.

To promptly notify the Bank in writing of:

(a)
Any lawsuit threatened or filed involving claims of over Five Hundred Thousand Dollars ($500,000) against the Borrower (or any guarantor or, if the Borrower is comprised of the trustees of a trust, any trustor).

(b)	Any substantial dispute between any governmental authority and the Borrower (or any guarantor or, if the Borrower is comprised of the trustees of a trust, any trustor).

(c)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)
Any material adverse change in the Borrower's (or any guarantor’s, or, if the Borrower is comprised of the trustees of a trust, any trustor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e)	Any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f)
Any actual contingent liabilities of the Borrower (or any guarantor or, if the Borrower is comprised of the trustees of a trust, any trustor), and any such contingent liabilities which are reasonably foreseeable.

8.17	Insurance.

(a)
General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business. Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.

(b)
Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.18	Compliance with Laws.

To comply with the laws (including but not limited to any fictitious or trade name), regulations, and orders of any government body with authority over the Borrower's business, including but not limited to laws, regulations and orders pertaining to environmental protection and gaming. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

8.19	ERISA Plans.

Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

8.20	Books and Records.

To maintain adequate books and records.

8.21	Audits.

To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

8.22	Perfection of Liens.

To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.23	Cooperation.

To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

9.	DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1	Failure to Pay.

The Borrower fails to make a payment under this Agreement when due.

9.2	Other Loan Documents or Bank Agreements.

Any default occurs under any other agreement between the Borrower and the Bank executed in connection with the Line (each, a "Loan Document" and collectively, the "Loan Documents"), or any other agreement the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank. For purposes of this Agreement, “Obligor” shall mean any guarantor, any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.

9.3	Cross-default.

Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has obtained from anyone else or which the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has guaranteed.

9.4	False Information.

The Borrower or any Obligor has given the Bank false or misleading information or representations.

9.5	Bankruptcy.

The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors.

9.6	Receivers.

A receiver or similar official is appointed for a substantial portion of the Borrower's or any Obligor's business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

9.7	Lien Priority.

The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

9.8	Lawsuits.

Any lawsuit or lawsuits are filed against the Borrower or any Obligor in an aggregate amount of Five Hundred Thousand Dollars ($500,000) or more in excess of any insurance coverage.

9.9	Judgments.

Any judgments or arbitration awards are entered against the Borrower or any Obligor, or the Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Hundred Thousand Dollars ($500,000) or more in excess of any insurance coverage.

9.10	Material Adverse Change.

A material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any Obligor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or the Bank determines that it is insecure for any other reason.

9.11	Government Action.

Any government authority takes action that the Bank believes materially adversely affects the Borrower's or any Obligor's financial condition or ability to repay.

9.12	Default under Related Documents.

Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

9.13	ERISA Plans.

Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a)	A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

9.14	Other Breach Under Agreement.

A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower (or any other party named in the Covenants section) to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

10.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1	GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

10.2	Nevada Law.

This Agreement is governed by Nevada law.

10.3	Successors and Assigns.

This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. The Bank will provide written notice to the Borrower of any sale or assignment of an interest in this loan. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.4	Arbitration and Waiver of Jury Trial.

(a)
This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a "Claim"). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)
At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the "Act"). The Act will apply even though this agreement provides that it is governed by the law of a specified state. The arbitration will take place on an individual basis without resort to any form of class action.

(c)
Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof ("AAA"), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)
The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.

(e)
The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)
This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)
By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this agreement.

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INITIAL HERE

10.5	Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.6	Attorneys’ Fees.

The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

10.7	One Agreement.

This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

10.8	Indemnification.

The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

10.9	Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

10.10	Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.11	Waiver of Immunity.

To the extent that the Borrower has acquired or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit, arbitration or other proceeding, from jurisdiction of any court or arbitration panel or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, the Borrower hereby irrevocably and unconditionally waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement or any document or agreement required hereunder.

10.12	Counterparts.

This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

10.13	Affiliate Sharing Notice.

Notice to Individual Borrowers, Guarantors and Pledgors (“Obligors”): From time to time Bank of America, N.A. (the “Bank”) may share information about the Obligor’s experience with Bank of America Corporation (or any successor company) and its subsidiaries and affiliated companies (the “Affiliates”). The Bank may also share with the Affiliates credit-related information contained in any applications, from credit reports and information it may obtain about the Obligor from outside sources. If the Obligor is an individual, the Obligor may instruct the Bank not to share this information with the Affiliates. The Obligor can make this election by (1) calling the Bank at 1.888.341.5000, (2) visiting the Bank online at www.bankofamerica.com, selecting “Privacy & Security,” and then selecting “Set Your Privacy Preferences," or (3) contacting the Obligor’s client manager or local banking center. To help the Bank complete the Obligor’s request, the Obligor should include the Obligor’s name, address, phone number, account number(s) and social security number. If the Obligor makes this election, certain products or services may not be made available to the Obligor. This request will apply to information from applications, consumer reports and other outside sources only, and may take six to eight weeks to be fully effective. Through the normal course of doing business, including servicing the Obligor’s accounts and better serving the Obligor’s financial needs, the Bank will continue to share transaction and account experience information, as well as other general information among the Affiliates.

10.14	USA PATRIOT Act Notice.

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America, N.A.	Cash Systems, Inc.

By:_____________________________	By:____________________________________
Name: Peter J. Vitale	Name: David S. Clifford
Title: Senior Vice-President	Title: Chief Financial Officer

Address where notices to	Address where notices to
the Bank are to be sent:	the Borrower are to be sent:

300 South Fourth Street, Second Floor	7350 Dean Martin Drive, Suite 309
Las Vegas, NV 89101	Las Vegas, NV 89139
Telephone: (702) 654-3062	Telephone: (702) 987-7181
Facsimile: (702) 654-7158	Facsimile: (702) 987-7168

EXHIBIT "A"
FORM OF COMPLIANCE CERTIFICATE